Exhibit 23.2
Consent of Independent Registered Public Accounting Firms
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to :
•	Compagnie Générale de Géophysique — Veritas 2011 Stock Option Plan,

•	Compagnie Générale de Géophysique — Veritas 2011 Performance Share Allocation Plan of our reports dated April 21, 2011, with respect to the consolidated financial statements of Compagnie Générale de Géophysique — Veritas and the effectiveness of internal control over financial reporting of Compagnie Générale de Géophysique — Veritas included in its Annual Report (Form 20-F) for the year ended December 31, 2010 filed with the Securities and Exchange Commission.

Neuilly-sur-Seine and Courbevoie, France
April 21 , 2011

ERNST & YOUNG & AUTRES	MAZARS

/s/ Philippe Diu	/s/ Xavier Charton
Philippe Diu	Xavier Charton

/s/ Nicolas Pfeuty	/s/ Olivier Thireau
Nicolas Pfeuty	Olivier Thireau